Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the shares of the common stock of Outbrain Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement and may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: February 10th, 2025

ENTITIES:
ALTICE TEADS S.A.
ALTICE INTERNATIONAL S.À R.L.
ALTICE LUXEMBOURG S.A.
ALTICE GROUP LUX S.À R.L.
NEXT ALT S.À R.L.
NEXT LUXEMBOURG S.C.SP
NEXT LUXEMBOURG MANAGEMENT GP S.À R.L.

By:	/s/ Natacha Marty
	Name:	Natacha Marty, as attorney-in-fact for the above listed entities

INDIVIDUALS:

PATRICK DRAHI

By:	/s/ Natacha Marty
	Name:	Natacha Marty, as attorney-in-fact for the above listed individual